As filed with the Securities and Exchange Commission on January 4, 2006
Registration No. 333-121238

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2 TO
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cornerstone Core Properties REIT, Inc.
(Exact name of registrant as specified in its governing instruments)

1920 Main Plaza, Suite 400
Irvine, California 92614
(949) 852-1007
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry G. Roussel
President
Cornerstone Core Properties REIT, Inc.
1920 Main Plaza, Suite 400
Irvine, California 92614
(949) 852-1007
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Karen N. Winnett, Esq.
Raymond L. Veldman, Esq.
Preston Gates & Ellis LLP
1900 Main Street, Suite 600
Irvine, California 92614-7319
(949) 253-0900
          Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐
          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.     Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the NASD filing fee.

Item	Amount

SEC registration fee	$51,648
NASD filing fee	30,500
Legal fees and expenses	1,025,000
Blue sky fees and expenses	150,000
Accounting fees and expenses	200,000
Sales and advertising expenses	1,800,000
Printing	1,000,000
Postage and delivery of materials	500,000
Expense reimbursement for education and training meetings	45,000
Advisor employee costs	1,900,000
Retail seminars — sponsor	300,000
IT systems and equipment	250,000
Due diligence	328,000
Order processing and escrow	120,000
Miscellaneous expenses	570,852
Total	$8,271,000
Item 32.     Sales to Special Parties
      Not applicable.
Item 33.     Recent Sales of Unregistered Securities
      In connection with our incorporation, on November 9, 2004 we issued 125 shares of our common stock to Terry G. Roussel, an affiliate of our advisor, for $1,000 cash in a private offering exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.
Item 34.     Indemnification of Directors and Officers
      Subject to the significant conditions set forth below, the Company’s charter provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates (each an “Indemnitee”) against any and all losses or liabilities reasonably incurred by such Indemnitee (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity unless:

•	such Indemnitee’s act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	such Indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, such Indemnitee had reasonable cause to believe that the act or omission was unlawful.
      In addition, under the Company’s charter, the Company shall not exonerate from liability or indemnify an Indemnitee for any liability or loss suffered by an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director; or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
      The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.
      It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.
      The Company also has purchased and maintains insurance on behalf of all of its Directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.
Item 35.     Treatment of Proceeds from Stock Being Registered
      Not applicable.
Item 36.     Exhibits and Financial Statement Schedules
      (a) The following financial statements are filed as part of the registration statement

Condensed Consolidated Balance Sheets at September 30, 2005 (unaudited) and December 31, 2004 (included in prospectus)
Condensed Consolidated Statements of Operations for the Nine Months ended September 30, 2005 (unaudited) (included in prospectus)
Condensed Consolidated Statement of Stockholder’s Equity for the Nine Months ended September 30, 2005 (unaudited) (included in prospectus)
Condensed Consolidated Statement of Cash Flows for the Nine Months ended September 30, 2005 (unaudited) (included in prospectus)
Notes to Condensed Consolidated Financial Statements (unaudited) (included in prospectus)
Report of Independent Registered Public Accounting Firm (included in prospectus)
Consolidated Balance Sheets at July 15, 2005 and December 31, 2004 (included in prospectus)
Notes to Consolidated Balance Sheets (included in prospectus)
      Schedule II — Valuation and Qualifying Accounts has been omitted because of the absence of the conditions under which it is required or because the information required by such omitted schedule is set forth in the financial statements or the notes thereto.

      (b) The following exhibits are filed as part of this registration statement:

Ex.	Description

1.1	Amended and Restated Dealer Manager Agreement*
1.2	Form of Participating Broker Agreement*
3.1	Articles of Incorporation, as amended*
3.2	Amendment and Restatement of Articles of Incorporation*
3.3	Amended and Restated Bylaws*
4.1	Subscription Agreement (included as Appendix A to prospectus)
4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates)*
4.3	Distribution Reinvestment Plan (included as Appendix B to prospectus)
4.4	Form of Escrow Agreement between registrant and U.S. Bank, N.A.*
5.1	Opinion of Venable LLP re legality*
8.1	Opinion of Preston Gates & Ellis LLP re tax matters*
10.1	Amended and Restated Advisory Agreement*
10.2	Agreement of Limited Partnership of Cornerstone Operating Partnership, L.P.*
10.3	Form of Employee and Director Stock Incentive Plan*
23.1	Consent of Preston Gates & Ellis LLP*
23.2	Consent of BDO Seidman, LLP*
23.3	Consent of Venable LLP (included in Exhibit 5.1)*
24.1	Power of Attorney*

     * Previously filed
Item 37.     Undertakings
      (a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
      (b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (c) The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
      (d) For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
           (i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
           (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by an undersigned Registrant;
           (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
           (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
      (e) The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.
      (f) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders; each sticker supplement should disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition; the post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.
      (g) The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.
      (h) The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.
      (i) The Registrant undertakes to furnish to each stockholder, within forty-five (45) days after the close of each quarterly period, the information specified by Form 10-Q.
      (j) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (k) The Registrant undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following: (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates which is required to be delivered to stockholders to permit prompt delivery to each purchaser.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 3, 2006.

Cornerstone Core Properties REIT, Inc.

By	/s/ Terry G. Roussel

Terry G. Roussel
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on January 3, 2006:

Name		Title

/s/ Terry G. Roussel Terry G. Roussel		Chief Executive Officer and Director (Principal Executive Officer)

/s/ Sharon C. Kaiser Sharon C. Kaiser		Chief Financial Officer (Principal Financial and Accounting Officer)

* Paul Danchik		Director

* Joseph H. Holland		Director

* Daniel L. Johnson		Director

* Lee Powell Stedman		Director

*By	/s/ Terry G. Roussel Terry G. Roussel Attorney-in-Fact